Exhibit 99.1

Qumu Corporation Closes Sale of Disc Publishing Assets

High Growth Software Business Now Sole Focus

Transaction Adds Significant Cash to Qumu’s Balance Sheet

Minneapolis, MN – July 1, 2014 – Qumu Corporation (NASDAQ: QUMU), a leader in enterprise video platforms, today announced the closing of its previously announced all-cash sale of the Rimage disc publishing assets to Redwood Acquisition, Inc., a wholly-owned subsidiary of Equus Holdings, Inc. Redwood Acquisition is now known as Rimage Corporation. The completion of this transaction enables Qumu to focus effort and resources exclusively on the Company’s high growth enterprise video content management software business, which has been recognized as a leader by several industry analysts including Gartner® and Forrester®.

“Today marks a milestone in Qumu’s transformation into a high growth software company with video solutions that are considered best of class by our customers and independent industry analysts,” said Sherman Black, president and CEO. “The completion of the sale of our disc publishing assets required a tremendous amount of work by our organization and Equus and we deeply appreciate the efforts put forward by both teams. In addition, and equally important, we appreciate the overwhelming support our shareholders provided us with their vote. Our Qumu team is now totally focused, and dedicated, to capitalizing on the significant market opportunity we have in delivering video for the enterprise, particularly through mobile and cloud applications.”

The completion of this transaction provides Qumu with approximately $19 to $20 million in net cash after closing costs, post-closing adjustments, taxes and the assumed return of the $2.3 million, 15 month escrow.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the transaction and the Company’s business, including the risk that the escrowed funds are subject to reduction to satisfy indemnification claims under the purchase agreement; the effects of disruption from the transaction, making it more difficult to maintain relationships with employees, customers, suppliers and other business partners of our software business; risks related to Qumu’s ability to operate its retained software business; the challenges associated with transitioning the software business and disc publishing business to separate, stand alone operations following closing; and the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

About Qumu
Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu’s innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

About Rimage
Rimage Disc Publishing (www.rimage.com) offers industry-leading digital publishing solutions to archive, distribute and protect content on CDs, DVDs and Blu-ray Discs to more than 10,000 customers around the world. Key markets and applications for its products include video workflows, retail, medical imaging and law enforcement.

About Equus Holdings
Equus is proud to be one of America’s largest computing system manufacturers. Since 1989, Equus has delivered more than three million build-to-order and ready-to-ship computing systems through its reseller channel and Serversdirect.com web store. Equus has prospered because of its ability to boost efficiencies, adopt the latest technologies, and provide the highest quality solutions. As an experienced ISO 9001-certified systems builder, Equus continues to be a trusted and valued partner to solution providers by offering high-quality IT solutions combined with consistent and efficient delivery and service. By anticipating technology trends, Equus helps it customers prepare for market changes and new opportunities.

Investor Contacts	Media
James Stewart	Pete Steege
Chief Financial Officer	Director of Marketing Communications
Qumu Corporation	Qumu Corporation
952.683.7900	952.683.7879

Doug Sherk	Janine McCargo
EVC Group	EVC Group
415.652.9100	646.688.0425

Equus Contacts
Jay Swenson
Vice President, Marketing Services
Equus Corporate Services
612.617.6245